Exhibit 99.1

Wolfspeed Announces Offering of $500 Million of Convertible Senior Notes

DURHAM, N.C.—(BUSINESS WIRE)—January 31, 2022—Wolfspeed, Inc. (NYSE: WOLF) (“Wolfspeed”) today announced that it intends to offer, subject to market conditions and other factors, $500 million aggregate principal amount of its Convertible Senior Notes due 2028 (the “Notes”) in a private offering (the “Offering”) to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). In addition, Wolfspeed expects to grant the initial purchasers of the Notes an option to purchase, for settlement within a 13-day period from, and including, the date on which the Notes are first issued, up to an additional $75 million aggregate principal amount of the Notes.

The Notes will be unsecured, senior obligations of Wolfspeed, and interest will be payable semi-annually in arrears. The Notes will be convertible into cash, shares of Wolfspeed’s common stock, or a combination thereof, at Wolfspeed’s election. The interest rate, initial conversion rate, repurchase or redemption rights and other terms of the Notes are to be determined upon pricing of the Offering by negotiations between Wolfspeed and the initial purchasers of the Notes.

Wolfspeed intends to use a portion of the net proceeds from the Offering to fund the cost of entering into the capped call transactions described below. Wolfspeed intends to use the remainder of the net proceeds from the Offering for general corporate purposes. If the initial purchasers exercise their option to purchase additional Notes, then Wolfspeed intends to use a portion of the additional net proceeds to fund the cost of entering into additional capped call transactions as described below.

In connection with the pricing of the Notes, Wolfspeed expects to enter into privately negotiated capped call transactions with one or more of the initial purchasers of the Notes or their affiliates and/or other financial institutions (the “option counterparties”). The capped call transactions are expected to cover, subject to anti-dilution adjustments substantially similar to those applicable to the Notes, the number of shares of Wolfspeed’s common stock that will initially underlie the Notes. If the initial purchasers exercise their option to purchase additional Notes, Wolfspeed expects to enter into additional capped call transactions with the option counterparties.

The capped call transactions are expected generally to reduce the potential dilution to Wolfspeed’s common stock upon any conversion of the Notes and/or offset any potential cash payments Wolfspeed is required to make in excess of the principal amount of the converted Notes, as the case may be, upon conversion of the Notes. If, however, the market price per share of Wolfspeed’s common stock, as measured under the terms of the capped call transactions, exceeds the cap price of the capped call transactions, there would nevertheless be dilution and/or there would not be an offset of such potential cash payments, in each case, to the extent that such market price exceeds the cap price of the capped call transactions.

In connection with establishing their initial hedges of the capped call transactions, the option counterparties or their respective affiliates expect to enter into various derivative transactions with respect to Wolfspeed’s common stock and/or purchase shares of Wolfspeed’s common stock concurrently with or shortly after the pricing of the Notes. This activity could increase (or reduce the size of any decrease in) the market price of Wolfspeed’s common stock or the Notes at that time.

In addition, the option counterparties or their respective affiliates may modify their hedge positions by entering into or unwinding various derivatives with respect to Wolfspeed’s common stock and/or purchasing or selling Wolfspeed’s common stock or other of Wolfspeed’s securities in secondary market transactions following the pricing of the Notes and prior to the maturity of the Notes (and are likely to do so following any conversion of the Notes, any repurchase of the Notes by Wolfspeed on any fundamental change repurchase date, any redemption date or any other date on which the Notes are retired by

Wolfspeed, but in the case of any repurchase by Wolfspeed not on a fundamental change repurchase date or a redemption date, they are likely to do so if Wolfspeed exercises its option to terminate the relevant portion of the capped call transactions). This activity could also cause or avoid an increase or decrease in the market price of Wolfspeed’s common stock or the Notes, which could affect the ability to convert the Notes and, to the extent the activity occurs during any observation period related to a conversion of Notes, it could affect the number of shares of Wolfspeed’s common stock and value of the consideration that holders of Notes will receive upon conversion of the Notes.

The Notes will be offered only to persons reasonably believed to be qualified institutional buyers pursuant to Rule 144A under the Securities Act. The offer and sale of the Notes and the shares of Wolfspeed’s common stock potentially issuable upon conversion of the Notes, if any, have not been, and will not be, registered under the Securities Act or the securities laws of any other jurisdiction, and unless so registered, the Notes and such shares, if any, may not be offered or sold in the United States except pursuant to an applicable exemption from such registration requirements.

This press release does not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any offer or sale of, the Notes (or any shares of Wolfspeed’s common stock potentially issuable upon conversion of the Notes) in any state or jurisdiction in which the offer, solicitation or sale would be unlawful prior to the registration or qualification thereof under the securities laws of any such state or jurisdiction.

About Wolfspeed, Inc.

Wolfspeed leads the market in the worldwide adoption of Silicon Carbide and gallium nitride (GaN) technologies. We provide industry-leading solutions for efficient energy consumption and a sustainable future. Wolfspeed’s product families include Silicon Carbide and GaN materials, power-switching devices and RF devices targeted for various applications such as electric vehicles, fast charging, 5G, renewable energy and storage, and aerospace and defense. We unleash the power of possibilities through hard work, collaboration and a passion for innovation.

Forward Looking Statements:

This press release contains forward-looking statements involving risks and uncertainties, both known and unknown, that may cause actual results, performance or achievements to differ materially from those indicated in the forward-looking statements. Actual results could differ materially due to a number of factors, including (i) changes as a result of market conditions or for other reasons, (ii) the risk that the Offering will not be consummated and (iii) the impact of general economic, industry or political conditions in the United States or internationally. These forward-looking statements represent Wolfspeed’s judgment as of the date of this release. Many of the foregoing risks and uncertainties are, and will be, exacerbated by the COVID-19 pandemic and any worsening of the global business and economic environment as a result. Except as required under the U.S. federal securities laws and the rules and regulations of the Securities and Exchange Commission, Wolfspeed disclaims any obligation to update any forward-looking statements after the date of this release, whether as a result of new information, future events, developments, changes in assumptions or otherwise.

Wolfspeed® is a registered trademark of Wolfspeed, Inc.

Media Relations:

Joanne Latham

VP, Corporate Marketing

919-407-5750

joanne.latham@wolfspeed.com

Investor Relations:

Tyler Gronbach

VP, Investor Relations

919-407-4820

investorrelations@wolfspeed.com